Exhibit 3.3


                            AMENDMENT NO. 1 TO THE

                             AMENDED AND RESTATED

                             DECLARATION OF TRUST

                              AND TRUST AGREEMENT

                                      OF

                                MLM INDEX FUND

     This AMENDMENT ("Amendment") is made and entered into as of the 23rd day of March, 1999 by and among MOUNT LUCAS INDEX MANAGEMENT CORPORATION, a Delaware corporation, as grantor and manager (the "Manager"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the "Trustee") and the Interests Holders whose signatures appear on the execution page hereof and who hold in the aggregate more than 10% of the outstanding Interests of each Series as of the date hereof (exclusive of the Interests of the Manager) (the "Signing Interest Holders"), and is made with reference to, and pursuant to the authority granted by Section 11.1 of that certain Amended and Restated Declaration of Trust and Trust Agreement (the "Trust Agreement") dated the 31st day of August, 1998, by and among the Manager, the Trustee and the Interest Holders of the MLM Index Fund (the "Trust"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Trust Agreement.

     WHEREAS, it is desired that the management fees to be received by the Manager be revised to reflect the management fees described in the Offering Memorandum;

     NOW, THEREFORE, the parties agree as follows and the Manager and the Signing Interest Holders hereby direct the Trustee, pursuant to the Trust Agreement, to execute and deliver this Amendment:

     1.   Section 4.8 shall be replaced in its entirety to read as follows:

          SECTION 4.8 Compensation to the Manager. The Manager shall receive from the relevant Series a management fee at an annual rate of one and one-quarter percent (1.25%) for the Class A-1 Unleveraged Series, one and one-half percent (1.5%) for the Class A Unleveraged Series, one-quarter percent (.25%) for the Class B-1 Unleveraged Series, one-half percent (0.5%) for the Class B Unleveraged Series, one and sixty five-one hundredths percent (1.65%) for the Class A-1 Enhanced Series, two and eight-tenths percent (2.80%) for the Class A Enhanced Series, sixty five-one hundredths percent (0.65%) for the Class B-1 Enhanced Series and one and three-tenths percent (1.3%) for the Class B Enhanced Series based upon the Net Asset Value of the relevant Series, determined and paid as of the first day of each calendar month. The Manager shall, in its capacity as an Interest Holder, be entitled to receive allocations and distributions pursuant to the provisions of this Trust Agreement.



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     2.   A new Section 11.1(f) shall be added to the Trust Agreement to read in its entirety as follows:

     (f) Each amendment of this Trust Agreement shall become effective 30 days after the Manager has sent notice to all Interest Holders that the amendment has been signed by the required parties and will become effective.

     3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws);

     4. This Amendment may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                   MOUNT LUCAS INDEX MANAGEMENT
                                   CORPORATION, as Manager


                                   By:   _____________________________________
                                   Name:
                                   Title:



                                   WILMINGTON TRUST COMPANY, not in its
                                   individual capacity but solely as Trustee

                                   By: _______________________________________
                                   Name:
                                   Title:


                                   INTERESTHOLDERS





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